                                                                    EXHIBIT 99.1

     The following is supplemental information regarding Mohawk Industries, Inc.

     THIS IS NOT AN OFFER TO SELL OUR SECURITIES OR A SOLICITATION OF OFFERS TO BUY OUR SECURITIES.

     Unless the context otherwise requires, references in this supplemental information to "we," "us," "our" and similar terms mean Mohawk Industries, Inc. and its subsidiaries and references to the Transactions mean our acquisition of Dal-Tile International Inc. and the financing transactions related to the consummation thereof.

Summary Historical Consolidated Financial Data--Mohawk

     The following table sets forth the summary financial data of Mohawk for the periods indicated, which information is derived from the audited historical consolidated financial statements of Mohawk for these periods. The summary financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Mohawk's consolidated financial statements and notes thereto, both of which are included in Mohawk's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

                                                At or for the Years Ended December 31,
                                            -----------------------------------------------
                                                  1999            2000            2001
                                               ----------       ---------      ---------
                                            (In thousands, except per share and ratio data)
Net sales.................................. $3,211,575       3,404,034       3,445,945
Gross profit...............................    776,859         822,849         832,902
Operating income...........................    294,797         310,115         327,157
Net earnings...............................    157,239         162,599         188,592
Diluted earnings per share.................       2.61            3.00            3.55
Long-term debt (including current portion).    596,065         589,828         308,433
Stockholders' equity.......................    692,546         754,360         948,551
Ratio of EBITDA to interest expense (a)....      12.26           10.32           13.81
Ratio of total long-term debt to EBITDA (a)       1.49            1.50             .75
Ratio of earnings to fixed charges (b)....        6.66            5.97            7.48

--------
(a)EBITDA is defined as operating income plus depreciation and amortization. EBITDA is presented because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. EBITDA is not necessarily comparable to similarly titled measures for other companies.

(b)Earnings are defined as earnings before income taxes plus fixed charges less capitalized interest. Fixed charges are defined as interest expensed and capitalized plus interest within rent expense, which is estimated to be one-third of rent expense.

     Summary Unaudited Pro Forma Condensed Combined Consolidated Financial
                                  Information

The following table sets forth summary pro forma statement of earnings data and summary pro forma balance sheet data of Mohawk at or for the year ended December 31, 2001 after giving effect to the Transactions, using the purchase method of accounting, as if they occurred on January 1, 2001 for the pro forma statement of earnings data and as of December 31, 2001 for the pro forma balance sheet data. This summary information is derived from Mohawk's unaudited pro forma condensed combined consolidated financial information for these periods. The following table also sets forth summary pro forma other financial data of Mohawk at or for the year ended December 31, 2001 after giving effect to the Transactions, using the purchase method of accounting, and the anticipated refinancing of the $600 million short-term bridge credit facility entered into as part of the Transactions as if the Transactions and the anticipated refinancing had occurred on January 1, 2001 for the statement of earnings related data and as of December 31, 2001 for the balance sheet related data. In addition, the following table sets forth summary historical financial data of Mohawk and Dal-Tile, which information is derived from the audited historical consolidated financial statements of Mohawk and Dal-Tile. The following table should be read in conjunction with Mohawk's unaudited pro forma condensed combined consolidated financial information included in Mohawk's Current Report on Form 8-K dated March 20, 2002 and the historical consolidated financial statements and the related notes thereto of Mohawk and Dal-Tile, respectively, included in Mohawk's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Mohawk's Current Report on Form 8-K dated March 20, 2002, respectively.

                                                           At or for the Year
                                                         Ended December 31, 2001
                                                  ------------------------------------
                                                     Mohawk       Dal-Tile  Pro Forma
                                                   ----------    ---------  ---------
                                                  (In thousands, except per share data
Statement of earnings data:
Net sales........................................ $3,445,945     1,036,795  4,482,740
Cost of sales....................................  2,613,043       546,345  3,244,595
                                                  ----------     ---------  ---------
   Gross profit..................................    832,902       490,450  1,238,145
Selling, general and administrative expenses.....    505,745       341,229    761,855
                                                  ----------     ---------  ---------
   Operating income..............................    327,157       149,221    476,290
                                                  ----------     ---------  ---------
Other expense (income):
   Interest expense, net.........................     29,787        21,448     77,814
   Other expense.................................      7,780         1,616      9,396
   Other income..................................     (1,826)       (2,137)    (3,963)
                                                  ----------     ---------  ---------
                                                      35,741        20,927     83,247
                                                  ----------     ---------  ---------
   Earnings before income taxes..................    291,416       128,294    393,043
Income taxes.....................................    102,824        49,393    142,350
                                                  ----------     ---------  ---------
   Net earnings.................................. $  188,592        78,901    250,693
                                                  ==========     =========  =========
Diluted earnings per share....................... $     3.55                     3.79
                                                  ==========                =========
Weighted-average common and dilutive potential
  common shares outstanding......................     53,141                   66,181
                                                  ==========                =========

Balance sheet data:
Total assets..................................... $1,768,485       678,422  3,775,251
Long-term debt (including current portion).......    308,433       237,117  1,270,000
Stockholders' equity.............................    948,551       289,854  1,772,549

                                                          At or for the Year
                                                        Ended December 31, 2001
                                                  -----------------------------------
                                                    Mohawk       Dal-Tile   Pro Forma
                                                   --------      --------   ---------
                                                  (In thousands, except per share and
                                                              ratio data)

Other financial data:
Capital expenditures(1).......................... $ 52,913        27,207      80,120
EBITDA(2)........................................  411,324       178,630     589,954
Ratio of total long-term debt to EBITDA(2).......     0.75          1.33        2.15
Ratio of EBITDA to interest expense(2)(3)........    13.81          8.33        6.42
Ratio of total long-term debt to total
  capitalization(4)..............................     0.25          0.45        0.42
Ratio of EBITDA less capital expenditures to
  interest expense(1)(2)(3)......................    12.03          7.06        5.55

--------
(1) Capital expenditures is defined as additions to property, plant and equipment.
(2) EBITDA is defined as operating income plus depreciation and amortization. EBITDA is presented because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with accounting principles generally accepted in the United States. EBITDA is not necessarily comparable to similarly titled measures for other companies.
(3) Interest expense with respect to the anticipated refinancing is calculated using an assumed annual interest rate of 7.5%.
(4) Total capitalization is defined as the sum of total long-term debt and total stockholders' equity.

Results of Operations--Dal-Tile

Fiscal Year Ended December 28, 2001 Compared to Fiscal Year Ended December 29, 2000

   Net sales for the 2001 fiscal year were $1,036.8 million, reflecting an increase of $77.4 million, or approximately 8.1%, over the $959.4 million reported for fiscal year 2000. The increase was primarily related to expansion of Dal-Tile's residential business, supported by the introduction of new ceramic tile products and increased sales of natural stone.

   Quarterly net sales and the percentage changes in net sales by quarter for 2001 versus 2000 were as follows (dollars in thousands):

                                          2001          2000      Change
                                       ----------      -------    ------
    First quarter...................   $  247,357      231,740     6.7%
    Second quarter..................      264,936      246,867     7.3
    Third quarter...................      271,594      249,825     8.7
    Fourth quarter..................      252,908      231,013     9.5
                                       ----------      -------     ---
       Total year...................   $1,036,795      959,445     8.1%
                                      ==========      =======     ===

   Gross profit was $490.5 million (47.3% of net sales) for fiscal year 2001 and $461.5 million in fiscal year 2000 (48.1% of net sales), representing an increase of 6.3%. The increase in gross profit dollars was due primarily to the growth in sales. The decrease in gross profit, as a percentage of net sales, was due primarily to declining floor tile prices and unfavorable product mix. These costs were partially offset by the implementation of various process improvements.

   Operating expenses for fiscal year 2001 were $341.2 million (32.9% of net sales) compared to $324.4 million (33.8% of net sales) in fiscal year 2000, representing an increase of $16.8 million, or 5.2%. This dollar increase was a result of additional spending for new product introductions and higher costs associated with the growth in sales while the decrease as a percentage of net sales was due primarily to the higher sales volume. In addition, corporate spending was substantially reduced as a percentage of sales. Freight expense as a percentage of sales decreased to 7.7% for fiscal year 2001 versus 7.9% in 2000 due to increased use of intermodal transport and decreased partial truckload shipments.

   Interest expense (net) for fiscal year 2001 was $21.4 million compared to $30.0 million in fiscal year 2000, a decrease of $8.6 million, or 28.5%. Interest expense decreased primarily due to reduced borrowing requirements. Also, lower interest rates combined with reduced borrowing spreads contributed to the reduction in interest expense.

   Dal-Tile's effective tax rate for fiscal year 2001 was 38.5% versus 5.5% in fiscal year 2000. The fiscal year 2000 tax provision included a U.S. federal income tax benefit due to the reversal of the remaining valuation allowance recorded against certain U.S. federal deferred tax assets. The reversal of the valuation allowance was a result of Dal-Tile's analysis of the likelihood of generating sufficient future taxable income and thus realizing the future benefit of tax loss carryforwards and other deferred tax assets.

  Peso-U.S. Dollar Exchange Rate

   Dal-Tile's Mexican facility is primarily a provider of ceramic tile to Dal-Tile's U.S. operations. Due to Dal-Tile's manufacturing requirements, fiscal year 2001 domestic sales in Mexico were limited to approximately 3.1% of Dal-Tile's consolidated net sales. During fiscal year 2001, Dal-Tile recorded translation and transaction losses of approximately $0.2 million. Dal-Tile used foreign currency forward contracts to hedge against currency risk associated with the Mexican peso in fiscal year 2001 and accounted for these contracts as cash flow hedges. These financial instruments are marked-to-market with the offset to other comprehensive income and then subsequently recognized as a component of cost of goods in the same period or periods during which the hedged transaction affects earnings. Dal-Tile did not have any forward contracts outstanding as of December 28, 2001.

Dal-Tile Securitization Facility

     On October 26, 2001, a Dal-Tile subsidiary entered into an accounts receivable securitization facility with a multi-seller, asset-backed commercial paper conduit allowing such subsidiary to borrow up to $75 million secured by trade receivables. This facility represents a three-year revolving securitization of eligible accounts receivable. At December 28, 2001, a total of approximately $75 million was outstanding under this facility, and was secured by $117.1 million of accounts receivable. Interest rates under this facility are based on prevailing commercial paper rates plus a program fee of 47.5 basis points and other costs. The financial institution providing the facility to us has waived the application of the change of control provision to the merger with Dal-Tile and has agreed to keep the facility in place until October 25, 2002 on substantially the same terms and conditions available to Dal-Tile prior to the merger. In connection with this waiver, Mohawk has guaranteed the performance of the terms and conditions of this facility by such subsidiary. We expect to replace this facility with a new accounts receivable securitization facility with a multi-selling conduit. This facility has been recorded as an on-balance sheet borrowing.